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                             THINGS REMEMBERED POSTS
                           STRONG HOLIDAY SEASON SALES

         Cleveland, Ohio, January 12, 1999 -- Cole National Corporation (NYSE:CNJ), the leading vision care and personalization retailer reported that Things Remembered's holiday season comparable store sales increased 7.3% The strong sales performance in November and December was driven by the success of the holiday catalog, seasonal merchandise, the sale of additional personalization and new marketing programs.

         In the seasonal area, the Collectible Ornament Program surpassed management's expectations, led by a virtual sell-through of the initial offering of the exclusive "Make-A-Wish" Foundation ornament. Make-A-Wish and Things Remembered working together in 1998, created and marketed the first ornament in what is expected to become an annual offering. Things Remembered and Cole National, will donate in excess of $100,000 from the proceeds of the ornament sales to the Make-A-Wish Foundation.

         Historically, November and December are the two slowest sales months of the year in the optical business. Nevertheless, overall comparable store sales had a mid-single digit increase, led by the host-based business with Pearle company-owned stores slightly negative.

         The Company has previously announced that it intends to take restructuring and other charges of approximately $25 million associated with revising the Pearle Vision operating model and other matters. These charges will be reflected in the fourth quarter of 1998. The pretax charges are associated with severance and retention costs, consulting fees, facilities consolidation and relocation costs as well as the write-down of assets, including inventory in the range of $5 to $8 million.

         Cole National, including Pearle franchisees, has more than 2,800 locations in the United States, Canada , Puerto Rico and the Virgin Islands, as well as a 24% investment in Pearle Europe, which has 509 optical stores in the Netherlands, Belgium, Germany and Austria.

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         The Company's plans and beliefs concerning the future contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results with respect to these matters may differ materially from those forecast due to a variety of factors that can adversely affect the Company's operating results, liquidity and financial condition such as risks associated with the timing and achievement of the restructuring of the optical business and related charges, the implementation of its store acquisition and opening program, and other factors described in the Company's SEC filings.